UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2014

HPEV, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53443	75-3076597
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8875 Hidden River Pkwy, Suite 300 Tampa, Florida	33637
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 975-7467

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The company filed a lawsuit on September 25, 2014 in the United States District Court for the Eastern District of New York against Spirit Bear Limited, Jay Palmer and Robert Olins (the “New York Defendants”).  Among other things, the company’s lawsuit seeks the rescission of the December 14, 2012 Securities Purchase Agreement through which Spirit Bear Limited acquired preferred shares in the company as well as certain related warrants (the “SPA”).  The company’s suit alleges that the SPA should be rescinded because, among other things, it was the product of duress and was induced by fraud.  In the event the SPA is rescinded, the company will seek the return of all shares, warrants, and other interests in the company that Spirit Bear Limited acquired pursuant to the SPA.

The company’s lawsuit also seeks the rescission of an April 12, 2013 settlement agreement between the company and Spirit Bear Limited (the “Settlement Agreement”) on grounds of duress and fraudulent inducement.  Pursuant to the Settlement Agreement, Spirit Bear received an increase in the conversion rate of its preferred stock in the company from 20,000 to 50,000 common shares per preferred share.  In the event the Court declines to rescind the SPA but orders the rescission of the Settlement Agreement, the company would seek to have Spirit Bear’s conversion rate restored to 20,000 common shares per preferred share.  The company’s lawsuit also alleges other claims against the New York Defendants, including claims of negligent misrepresentation and securities fraud under federal and state law.

In addition to the foregoing, the company continues to litigate a separate declaratory judgment action that it previously filed against Spirit Bear Limited in the United States District Court for the District of Nevada.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HPEV INC.
(Registrant)

Date: October 2, 2014	By:	/s/ Timothy Hassett
Timothy Hassett
Chairman and CEO (Principal Executive Officer)